EXHIBIT 99.1

JOINT RELEASE

Relyance Bank		Heartland Bank
Contacts:	Chuck Morgan	Larry Bates
Phone:	(870) 540-1253	501-663-3306
Email:	morganc@relybank.com
Web Address:	www.relybank.com

For Immediate Release

Pine Bluff based Relyance Bank to acquire Heartland Bank Branches

(Pine Bluff, AR—December 13, 2017) - Relyance Bank, N.A. headquartered in Pine Bluff, Arkansas, and Heartland Bank, headquartered in Little Rock, Arkansas, announced today that they have entered into a purchase and assumption agreement for Relyance Bank, N.A. to acquire the Heartland Bank branch facilities located at 4937 Highway 5 North in Bryant, 610 West 4th Street in Fordyce, and 108 South Main Street in Sheridan, Arkansas, and to assume certain deposit accounts and acquire certain loans and other assets at those facilities, and certain deposit accounts maintained at the Heartland Bank offices located at 5100 Kavanaugh Boulevard and One Information Way Suite 300 in Little Rock, Arkansas. Deposits assumed from the Little Rock Heartland locations will be assigned to the Relyance Branch located at 1801 North Fillmore Street.

The purchase is contingent on the approval of regulatory agencies and the satisfaction of other conditions set forth in the purchase and assumption agreement. The closing of the transaction is expected to occur in the first quarter of 2018.

Customers of both banks should continue to conduct business as usual at their existing bank locations until further notice. If customers have questions, they should contact their local branch office.

“Heartland Bank is a good fit for our geographic market areas,” stated Chuck Morgan, Chairman, President, and CEO of Relyance Bank. “The acquisition provides us with the opportunity to offer more convenience and better serve our Relyance customers in central and south Arkansas, and the Bryant, Fordyce, and Sheridan branches allow us to expand into strategically important communities for Relyance Bank.”

“Relyance Bank is a respected banking organization with a history of great service to their customers and communities,” noted Larry Bates, Heartland’s Chairman, President, and CEO. “We look forward to working with Relyance to insure a smooth transition for all involved.”

About Relyance Bank

Relyance Bank is owned by Jefferson Bancshares, Inc., headquartered in Pine Bluff, Arkansas. Established in 1965, Relyance has a total of 16 community banking locations serving the Arkansas communities of Hot Springs, Hot Springs Village, Little Rock, Pine Bluff, Redfield, Star City and White Hall. Relyance offers a full range of electronic, deposit, trust and investment management services, as well as business, commercial real estate, construction, agriculture, mortgage, residential and consumer loans. Relyance Bank had $770,680 million in total assets as of September 30, 2017. At completion of the acquisition, Relyance will approach $950 million in total assets. To learn more, visit Relyance Bank’s website at www.relybank.com.

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